                             DEVELOPMENT AGREEMENT
                             ---------------------










                       [EXHIBIT "C" TO OFFERING CIRCULAR]

                              DEVELOPMENT AGREEMENT
                              ---------------------


                THIS AGREEMENT (herein "Agreement"), made and entered into this 1st day of October, 1996, by and between WEST COAST FRANCHISING COMPANY, a Delaware corporation, with its principal offices at 9990 Global Road, Philadelphia, Pennsylvania 19115 (herein "FRANCHISOR") and REEL ENTERTAINMENT, INC., a Louisiana corporation, with a principal business office at 510 O'Keefe Avenue, New Orleans, LA 70113 (herein "DEVELOPER").

                                   BACKGROUND
                                   ----------

                FRANCHISOR, its predecessors and its affiliates have expended considerable time, skill, effort and money to originate and develop a unique and proprietary plan, design, method and system (herein the "WEST COAST SYSTEM") for offering to the public from distinctive retail facilities the rental and sale of a wide range of video products, including from time to time, by way of illustration and not limitation, prerecorded and blank videocassette tapes, video software products, video, electronic and computer games, laser discs and related technologically advanced products (herein collectively "Video Products"). These Video Products are offered to the public in conjunction with related or complementary accessories, products, supplies and services (herein collectively "Accessories") and promotional materials, products and supplies bearing FRANCHISOR's proprietary marks (herein collectively "Proprietary Supplies"). The distinguishing characteristics of the WEST COAST SYSTEM include, by way of illustration and not limitation, standards and specifications for Video Products, Accessories and Proprietary Supplies, inventory and equipment layout, distinctive design and decor, proprietary software, distinctive formats and operating procedures, record keeping and reporting, promotion and advertising, management training, proprietary marks and proprietary information, all of which may be changed, improved and further developed by FRANCHISOR from time to time.

                FRANCHISOR identifies the WEST COAST SYSTEM by means of certain proprietary trademarks, service marks, trade names, logos, photographs and other indicia of origin including, but not limited to, the service mark "WEST COAST VIDEO[Registered Trademark]", and such other indicia of origin as FRANCHISOR may from time to time designate (herein collectively "Proprietary Marks").
These Proprietary Marks are designed to identify to the public the source of goods and services offered by the WEST COAST SYSTEM and to represent to the public high and uniform standards of quality, service and appearance.

                FRANCHISOR grants to certain qualified persons or entities who meet FRANCHISOR's qualifications, the right to establish and operate a specified number of retail facilities using the WEST COAST SYSTEM and the Proprietary Marks (herein "FRANCHISED STORES") with a defined geographic area, subject to and in accordance with the terms and provisions of this Agreement.

                NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and promises herein contained and for other good and valuable consideration, acknowledged by each of them to be satisfactory and adequate, and each of said parties intending to be legally bound hereby, agree as follows:

                1.      DEVELOPMENT RIGHTS.
                        ------------------

                        1.1 GRANT OF DEVELOPMENT RIGHTS. FRANCHISOR hereby grants to DEVELOPER and DEVELOPER hereby accepts, the right to establish and operate thirty-one (31) FRANCHISED STORES using the WEST COAST SYSTEM, as it may be changed, improved, modified or further developed from time to time, upon the terms and subject to the provisions of this Agreement. The location of each FRANCHISED STORE (herein "Location") shall be approved in advance by FRANCHISOR as provided in Section 4.1 of this Agreement. Each Franchised Store shall be established and operated pursuant to FRANCHISOR's Franchise Agreement (herein the "Franchise Agreement") attached hereto as Exhibit A and incorporated herein by reference and the addendum with respect to each FRANCHISED STORE (herein the "Addendum"), as provided in Section 4.2 hereof. This Agreement does not grant to DEVELOPER any right to use in any manner FRANCHISOR's Proprietary Marks or System. DEVELOPER shall have no right under this Agreement to license others to use in any manner the Proprietary Marks or WEST COAST SYSTEM.

                        1.2  DEVELOPMENT AREA.   DEVELOPER shall establish and
operate its FRANCHISED STORES solely in the geographic area set forth on Exhibit B attached hereto and incorporated herein by reference (the "Development Area"). DEVELOPER acknowledges and agrees that DEVELOPER is not granted any rights to develop or operate FRANCHISED STORES outside of the Development Area.

                        1.3 DEVELOPMENT SCHEDULE. Recognizing that TIME IS OF THE ESSENCE, DEVELOPER hereby acknowledges and agrees that DEVELOPER's rights in and to the Development Area and the grant of development rights set forth in this Agreement are expressly conditioned upon the establishment and continuous operation of a minimum number of FRANCHISED STORES within the Development Area as set forth on Exhibit C attached hereto and incorporated herein by reference (the "Development Schedule").

                In the event that DEVELOPER fails to meet the specified goals set forth on Exhibit C attached hereto, in any stated period, all of DEVELOPER's rights in and to territorial protection in the Development Area permanently cease and FRANCHISOR may, in its sole discretion, grant other DEVELOPER rights within the Development Area, otherwise franchise within the Development Area;

or establish and generate (by itself or through affiliates) company-owned video retail facilities within the Development Area; provided however, in the event this Agreement is terminated for breach of Section 1.3 hereof, DEVELOPER shall continue to operate the then-established FRANCHISED STORES in accordance with the Franchise Agreement and all Addenda thereto, as provided in Section 4.2 hereof, then existing between FRANCHISOR and DEVELOPER.

                        1.4 TERRITORIAL RIGHTS. Except as otherwise provided in this Section 1, and provided that DEVELOPER is in full compliance with this Agreement and the Franchise Agreement including all Addenda thereto, FRANCHISOR shall not, during the "Term" of this Agreement (as defined in Section 2 hereof), operate itself or grant others the right to operate FRANCHISED STORES within the Development Area.

                        1.5 BEST EFFORTS. DEVELOPER agrees that during the term of this Agreement, it will continuously exert its best efforts to develop and establish FRANCHISED STORES within the Development Area.

                        1.6 RETAIL SALE AND RENTAL RESTRICTIONS. DEVELOPER is restricted solely to the retail sale or rental of all WEST COAST SYSTEM Video Products, Accessories and Proprietary Supplies at the FRANCHISED STORES. Without FRANCHISOR's prior written consent, to be exercised in FRANCHISOR's sole discretion, DEVELOPER is expressly prohibited from engaging in the wholesale business or distribution of any such product sold or rented at the FRANCHISED STORES including Video Products, Accessories and Proprietary Supplies. Further, the rights herein granted to DEVELOPER are specifically limited to the FRANCHISED STORES within the Development Area and DEVELOPER agrees that it will not use any aspect of the WEST COAST SYSTEM, including the Proprietary Marks, at any other facility or location, either within or outside of the Development Area. DEVELOPER shall not solicit, promote or advertise for business outside of its Development Area through the use of any toll free number, the internet or any site thereon, direct mail or other advertising method.

                        1.7 RIGHTS RESERVED BY FRANCHISOR. Except as set forth in Section 1.4 hereof, DEVELOPER understands and expressly acknowledges and agrees that, both within and outside of the Development Area, FRANCHISOR (and its affiliates) reserve at its or their sole option the rights to offer, sell, rent and distribute all Video Products, Accessories and Proprietary Supplies which comprise, or may in the future comprise, a part of the WEST COAST SYSTEM and all other products and services regardless of whether such products or services are authorized for sale as part of the WEST COAST SYSTEM, under the Proprietary Marks licensed hereunder, or otherwise. The rights expressly retained by FRANCHISOR include, without limitation, (i) the right to operate itself or grant others the right to operate retail facilities offering Video Products, Accessories and Proprietary Supplies to the public anywhere outside the Development Area regardless of its proximity to the FRANCHISED STORES and on such terms and conditions as FRANCHISOR, in its sole discretion, deems appropriate; (ii) the right, and the right to grant others the right, to develop, manufacture, market, distribute and/or sell Video Products, Accessories, and Proprietary Supplies, through any channel of distribution including mail order catalogs, computerized (such as the internet), telephone or other electronic ordering systems capable of accepting orders placed from within or outside the Development Area; and (iii) the right, subject to Section 1.8 hereof, to acquire and operate a business owning and/or operating a retail facility within the Development Area offering for sale or rental Video Products and Accessories (herein the "Acquired Video Store").

                        1.8 ACQUIRED VIDEO STORES. During the term hereof, in the event that FRANCHISOR purchases an Acquired Video Store in the Development Area, FRANCHISOR shall, except as otherwise prohibited by law or contract, offer to sell the Acquired Video Store to DEVELOPER for the price paid (or as reasonably allocated in the case of a multi-store purchase) by FRANCHISOR for such Acquired Video Store. DEVELOPER must own and operate the Acquired Video Store as a FRANCHISED STORE in accordance with FRANCHISOR's then-current Franchise Agreement. DEVELOPER shall have a period of thirty (30) days from the date of receipt of written notice from the FRANCHISOR to accept or reject this offer. In the event DEVELOPER rejects or fails to timely accept such offer, FRANCHISOR (or its affiliates) shall have the right to own and operate the Acquired Video Store in the Development Area and DEVELOPER shall have no rights or claims whatsoever to the Acquired Video Store; provided, however, that for a period of one (1) year following acquisition of the Acquired Video Store, FRANCHISOR shall not utilize the WEST COAST VIDEO_ service mark as the trade name of the Acquired Video Store.

                        1.9 PRINCIPAL OWNERS GUARANTY. An "Owner" for purposes of this Agreement is defined as each person or entity holding direct or indirect, legal or beneficial Ownership Interests in DEVELOPER, and each person who has other direct or indirect property rights in DEVELOPER or this Agreement. "Ownership Interests" for purposes of this Agreement is defined to mean in relation to (i) a corporation, the legal or beneficial ownership of shares in the corporation; (ii) a partnership, the legal or beneficial ownership of a general or limited partnership interest; (iii) a limited liability company, the legal or beneficial ownership of units or membership interests in the limited liability company; or (iv) a trust, the ownership of a beneficial interest of such trust. A "Principal Owner" for purposes of this Agreement is an owner which

                                        1.9.1  is a general partner in
DEVELOPER; or

                                        1.9.2  has a direct or indirect equity
interest in DEVELOPER of five percent (5%) or more (regardless of whether such owner is entitled to vote therein); or

                                        1.9.3  is designated as a Principal
Owner in Exhibit D of this Agreement.

All Principal Owners of DEVELOPER shall be disclosed on Exhibit D to this Agreement. DEVELOPER shall cause all Principal Owners and their spouses as of the date of this Agreement to execute and deliver to FRANCHISOR concurrently with the execution of this Agreement the form of Guaranty and Assumption of DEVELOPER's Obligations attached hereto as Exhibit E and incorporated herein by reference (the "Guaranty"). All persons or entities that become Principal Owners following the date of this Agreement and their spouses shall promptly execute and deliver to FRANCHISOR, the Guaranty.

                2.      TERM.
                        -----

                        Unless sooner terminated in accordance with the terms and provisions of this Agreement, the term of this Agreement and all rights granted hereunder shall expire on the earlier of: (1) the last date specified in the Development Schedule; or (2) the date when DEVELOPER has open and in operation all of the FRANCHISED STORES required by the Development Schedule set forth at Exhibit C. Thereafter, FRANCHISOR shall be entitled to establish and operate, and license others to establish and operate FRANCHISED STORES or FRANCHISOR (or its affiliates) owned retail video facilities whether or not using the WEST COAST SYSTEM in the Development Area, except as may otherwise be provided under the Franchise Agreement and all Addenda thereto, which have been executed between the FRANCHISOR and DEVELOPER.

                3.      DEVELOPMENT FEE.
                        ----------------

                        In consideration of the development rights granted herein, DEVELOPER shall pay to FRANCHISOR, upon execution of this Agreement, a development fee of One Hundred Ninety-Four Thousand Dollars ($194,000.00) (herein the "Development Fee"), receipt of which is hereby acknowledged by FRANCHISOR. The Development Fee is hereby deemed fully earned and non-refundable upon execution of this Agreement in consideration of the administrative and other expenses incurred by the FRANCHISOR and for the development opportunities lost or deferred as a result of the rights granted DEVELOPER herein. Payment of the Development Fee shall be as follows: One Hundred Thousand Dollars ($100,000.00) on or before October 1, 1996, Sixty-nine Thousand Dollars ($69,000.00) to be paid on or before October 1, 1997 and Twenty-Five Thousand Dollars ($25,000.00) to be paid on or before October 1, 1998.

                4.      DUTIES OF DEVELOPER.
                        --------------------

                        4.1  Site Selection and Leases.
                             --------------------------

                                4.1.1  SITE SELECTION.  DEVELOPER shall comply
with FRANCHISOR's then-current specifications regarding site selection for each of the Locations of the FRANCHISED STORES. DEVELOPER hereby acknowledges and agrees that FRANCHISOR's approval of each of the Locations does not constitute an assurance, representation or warranty of any kind, expressed or implied, as to the suitability of the Locations for FRANCHISED STORES or for any other purpose. FRANCHISOR's approval of Locations indicates only that FRANCHISOR believes a Location complies with acceptable minimum criteria established by FRANCHISOR solely for its purposes as of the time of evaluation. DEVELOPER and FRANCHISOR acknowledge that application of criteria that have been effective with respect to other locations may not be predictive of potential for the FRANCHISED STORES; and that, subsequent to FRANCHISOR's approval of a Location, demographic and/or economic factors, such as competition from other similar businesses, included in or excluded from FRANCHISOR's criteria could change, thereby altering the potential of a Location. Such factors are unpredictable and are beyond FRANCHISOR's control. FRANCHISOR shall not be responsible for the failure of a Location to meet DEVELOPER's expectations as to revenue or operational performance. DEVELOPER further acknowledges and agrees that its acceptance of a particular site for the operation of a FRANCHISED STORE at a Location is based on its own independent investigation of the suitability of the Location. FRANCHISOR will approve or disapprove sites by delivery of written notice to DEVELOPER. FRANCHISOR agrees to exert its reasonable best efforts to deliver such notification to DEVELOPER within thirty (30) days following receipt by FRANCHISOR of complete information with respect to a particular site, as required by FRANCHISOR.

                                4.1.2  LEASES.  Any and all leases, subleases or
other agreements entered into by DEVELOPER to secure the Locations of FRANCHISED STORES must, at a minimum, meet with FRANCHISOR's prior written approval and any such lease or purchase document must be conditional upon such approval, which approval shall not be unreasonably withheld by FRANCHISOR. The following provisions shall be in DEVELOPER's lease or purchase agreement with respect to each FRANCHISED STORE:

                                                4.1.2.1  A minimum lease term of
five (5) years, with a minimum renewal term, at lessee's option of an additional five (5) years.

                                                4.1.2.2  In the event of the
unauthorized transfer, expiration or termination of the Franchise Agreement and Addendum thereto with respect to a FRANCHISED STORE, for any reason, FRANCHISOR shall have the option for thirty (30) days to assume the obligations under said lease, and at any time thereafter to reassign the lease to another franchisee (which lessor, sublessor or renter shall reasonably approve);

                                                4.1.2.3  The lessor, sublessor
or renter will furnish to FRANCHISOR written notice specifying any default and the method of curing any such default (except that if default is in the nature of nonpayment of rent, FRANCHISOR shall have but thirty (30) days from receipt of such notice to cure said default) and succeed to DEVELOPER's interest in such lease;

                                                4.1.2.4  The lessor, sublessor
or renter will accept FRANCHISOR or its designee (which lessor, sublessor or renter shall reasonably approve) as a substitute tenant under the terms and provisions of the lease upon notice from FRANCHISOR that it is exercising its right to succeed to the interest of DEVELOPER in such lease;

                                                4.1.2.5  Any lease entered into
by DEVELOPER shall provide that it may not be modified or amended without FRANCHISOR's prior written consent which shall not be unreasonably withheld, and that FRANCHISOR shall be promptly provided with copies of all such proposed modifications or amendments and, when executed, true and correct copies of such executed modifications or amendments; and

                                                4.1.2.6  All of the foregoing
constitute rights but not obligations on the part of FRANCHISOR to assume the rights and responsibilities of DEVELOPER under any lease, sublease or other rental arrangement.

                        4.2 EXECUTION OF ADDENDUM TO FRANCHISE AGREEMENT. Upon approval of a site by FRANCHISOR for the Location of a FRANCHISED STORE, FRANCHISOR shall send to DEVELOPER the Addendum to Franchise Agreement in the form of Exhibit F, attached hereto and incorporated herein by reference, any supporting agreements in form for execution by DEVELOPER and a copy of the FRANCHISOR's then-current Offering Circular. The Addendum to Franchise Agreement shall provide that all of the terms and provisions of the Franchise Agreement attached as Exhibit A to this Agreement govern the relationship of FRANCHISOR and DEVELOPER with respect to the FRANCHISED STORE. DEVELOPER shall execute and return to FRANCHISOR, within twenty (20) days following FRANCHISOR's delivery thereof, a fully executed Addendum to Franchise Agreement, any supporting agreements, together with a fully executed receipt for the Offering Circular and the fees required to be paid upon execution of the Addendum to Franchise Agreement. In no event may a FRANCHISED STORE be opened for business prior to

FRANCHISOR's receipt of the fully executed Addendum to Franchise Agreement, all supporting agreements, the Offering Circular receipt and all required payments.

                        4.3 STORE DESIGN SPECIFICATIONS. FRANCHISOR shall furnish to DEVELOPER specifications of FRANCHISOR's then-current requirements for construction, design, decoration and layout for FRANCHISED STORES (herein the "Store Design Specifications"). DEVELOPER acknowledges and agrees that the Store Design Specifications are an integral part of the WEST COAST SYSTEM and form a part of the trade dress of the WEST COAST SYSTEM and that, therefore, the FRANCHISED STORES will be developed, constructed and designed in accordance with the then-current Store Design Specifications. With respect to each of the FRANCHISED STORES, DEVELOPER shall (i) submit to FRANCHISOR detailed construction plans and specifications and space plans for each of the FRANCHISED STORES that comply with the Store Design Specifications and all applicable ordinances, building codes, permit requirements, and lease requirements and restrictions; (ii) obtain all required zoning changes, planning consents, building, utility, sign, health, sanitation and business permits, licenses and approvals and any other required permits and licenses; (iii) construct all required improvements in compliance with construction plans and specifications approved by FRANCHISOR; and (iv) decorate and layout the FRANCHISED STORES in compliance with Store Design Specifications and plans and specifications approved by FRANCHISOR. DEVELOPER shall at its own expense obtain and be responsible for qualified architectural and engineering services as may be required to adapt FRANCHISOR's Store Design Specifications to the FRANCHISED STORES and to applicable local or state laws, regulations or ordinances. DEVELOPER shall also bear the cost of preparing, for FRANCHISOR's approval, any plans containing material deviations or modifications from the Store Design Specifications. In that event, DEVELOPER shall be charged an hourly architectural fee for FRANCHISOR's designated architect to review such plans.

                        4.4 OPENING INVENTORY. In connection with the opening of each of the FRANCHISED STORES, DEVELOPER shall purchase an opening inventory of Video Products, Accessories and Proprietary Supplies only from approved suppliers and in accordance with FRANCHISOR's inventory specifications (herein the "Opening Inventory") for the FRANCHISED STORES.

                        4.5  Training.
                             ---------

                                4.5.1  Prior to opening of the first FRANCHISED
STORE, DEVELOPER and DEVELOPER's manager shall attend and complete to FRANCHISOR's satisfaction an initial training program conducted by FRANCHISOR. In the event that DEVELOPER designates itself as a manager, then DEVELOPER shall also designate one other employee as an assistant manager who shall also attend and complete to FRANCHISOR's satisfaction the initial training program. Thereafter, with respect to each FRANCHISED STORE, DEVELOPER must designate a manager who shall attend and complete to FRANCHISOR's satisfaction an initial training program conducted by FRANCHISOR;

                                4.5.2  DEVELOPER shall be solely responsible for
all costs and expenses incurred on its own behalf and by its employees in connection with the training programs;

                                4.5.3  At FRANCHISOR's request, any person
employed by DEVELOPER as a manager or assistant manager subsequent to the opening of each of the FRANCHISED STORES shall be required to attend FRANCHISOR's initial training program. DEVELOPER shall pay to FRANCHISOR a training fee at the then-current rate imposed by FRANCHISOR for the initial training of such managers or assistant manager subsequently employed by DEVELOPER. Such training fee shall be in addition to any other training costs to be borne by DEVELOPER as provided herein;

                                4.5.4  DEVELOPER shall employ sufficient
qualified personnel to operate the FRANCHISED STORES. All employees shall wear the then-current WEST COAST uniform, as designated by FRANCHISOR. DEVELOPER agrees to maintain, and assure that all of its employees maintain, the highest quality standards of professionalism and integrity in the operation of the FRANCHISED STORES. DEVELOPER agrees to screen carefully all of its employees prior to employment and to employ only those who have sufficient work experience or training and who meet such other requirements as may be reasonably prescribed by FRANCHISOR; and

                                4.5.5  DEVELOPER and other employees reasonably
designated by FRANCHISOR shall attend such courses, seminars and other training and re-training or refresher programs as FRANCHISOR may from time to time reasonably require and DEVELOPER and its other employees shall meet all reasonable performance standards in connection with such programs as established from time to time by FRANCHISOR.

                        4.6 OPERATIONS MANUAL. At the commencement of the initial training program as set forth in Section 4.5 hereof, FRANCHISOR shall provide on loan to DEVELOPER one copy of its proprietary operations manual (herein the "Operations Manual") for each of the FRANCHISED STORES. DEVELOPER shall operate the FRANCHISED STORE in conformity with the standards, specifications, techniques and procedures as FRANCHISOR may from time to time reasonably prescribe in the Operations Manual, or as otherwise directed in writing by FRANCHISOR to DEVELOPER. The Operations Manual shall at all times remain FRANCHISOR's property. FRANCHISOR may, from time to time, revise the content of said

Operations Manual and DEVELOPER expressly agrees to comply with each changed requirement after notice thereof from FRANCHISOR.

                        4.7  Operations of the FRANCHISED STORES.
                             ------------------------------------

                                4.7.1  COMPLIANCE WITH APPLICABLE LAWS.
DEVELOPER shall obtain all required government licenses and permits for the establishment and operation of the FRANCHISED STORES and maintain such licenses and permits in full force and effect throughout the term of this Agreement. DEVELOPER shall operate the FRANCHISED STORES in compliance with all applicable local, state and federal statutes, rules, ordinances and regulations and shall take prompt and immediate action to correct any violation set forth in any notice issued by any governmental or municipal authority, with respect to the establishment and/or operation of the FRANCHISED STORES.

                                4.7.2  VIDEO PRODUCTS, ACCESSORIES AND
PROPRIETARY SUPPLIES. DEVELOPER shall offer for retail sale or rental at all times only such Video Products, Accessories and Proprietary Supplies as conform with FRANCHISOR's standards and specifications, and not deviate by offering non-conforming products of any kind at the FRANCHISED STORES without FRANCHISOR's prior written consent.

                        4.8 APPROVED SUPPLIERS. DEVELOPER shall purchase or lease all products, supplies, services and equipment required for the operation of the FRANCHISED STORES (including Video Products, Accessories and Proprietary Supplies) solely from suppliers who demonstrate to the continuing reasonable satisfaction of FRANCHISOR, the ability to meet FRANCHISOR's reasonable standards and specifications; who possess adequate quality controls and capacity to supply DEVELOPER's needs promptly and reliably; and who have been approved in writing by FRANCHISOR and not thereafter disapproved. FRANCHISOR shall furnish to DEVELOPER a list of approved suppliers. If DEVELOPER desires to purchase or lease any unapproved product, supplies, service or equipment or purchase or lease any approved product, supplies, service or equipment from an unapproved supplier, DEVELOPER shall notify FRANCHISOR in writing and request approval. FRANCHISOR shall have the right to require that its representatives be permitted to inspect the proposed supplier's facilities and test or evaluate the proposed supplier's product, supplies, service or equipment. FRANCHISOR shall have the right to request that samples be delivered to it or to an independent testing facility chosen by FRANCHISOR. A charge not to exceed the reasonable cost of the inspection and the actual cost of the test shall be paid by DEVELOPER or the supplier. FRANCHISOR will, within thirty (30) days of its receipt of a completed request and completion of the evaluation and testing, notify DEVELOPER in writing of its approval or disapproval of the supplier and/or the proposed product, supplies, service or equipment. FRANCHISOR reserves the right, at its option, to reinspect the facilities of any such approved supplier and to re-test or re-evaluate any previously approved products, supplies, service or equipment and to revoke its approval upon the supplier's failure to continue to meet any of FRANCHISOR's then-existing supplier, product, equipment or service criteria, or as otherwise reasonably determined by FRANCHISOR.

                        4.9     Insurance.
                                ----------

                                DEVELOPER agrees to secure, prior to the opening
of each of the FRANCHISED STORE and to maintain in full force and effect during the term of this Agreement, at DEVELOPER's expense, insurance policies protecting DEVELOPER, FRANCHISOR as an additional insured, and their respective officers, directors, shareholders and employees, against any loss, liability, personal injury, death, property damage or expense whatsoever arising or occurring in connection with this Agreement and the operations of each of the FRANCHISED STORES, as well as such other insurance as FRANCHISOR may reasonably require.

                5.      FEES.
                        -----

                        5.1 INITIAL FRANCHISE FEES. DEVELOPER shall pay to FRANCHISOR an Initial Franchise Fee of One Thousand ($1,000.00) Dollars, for each of the FRANCHISED STORES granted pursuant to this Agreement, payable upon execution of each Addendum to Franchise Agreement, as set forth in Section 4.2 hereof.

                        5.2 CONTINUING ROYALTY FEES. DEVELOPER shall pay to FRANCHISOR continuing monthly royalty fees, continuing monthly national marketing fund payments and such other payments for each of the FRANCHISED STORES in accordance with FRANCHISOR's payment requirements as set forth in the Franchise Agreement.

                6.      PROPRIETARY MARKS.
                        ------------------

                        6.1 DEVELOPER shall use only the Proprietary Marks designated by FRANCHISOR and shall use them only in the manner authorized and permitted pursuant to the Franchise Agreement and by FRANCHISOR.

                        6.2 DEVELOPER shall use the Proprietary Marks only in conjunction with the operation of the FRANCHISED STORES and in accordance with the Operations Manual.

                        6.3 DEVELOPER's right to use the Proprietary Marks is limited to such uses as are authorized under the Franchise Agreement, and any unauthorized use thereof shall constitute an infringement of FRANCHISOR's rights.

                        6.4 DEVELOPER shall not make use of the Proprietary Marks, including the mark, WEST COAST or any part thereof, in its corporate name or in any other business or legal entity.

                        6.5 In the event that litigation by a third party involving the Proprietary Marks is instituted or threatened against DEVELOPER, DEVELOPER shall promptly notify FRANCHISOR and shall cooperate fully in defending or settling such litigation. In the event FRANCHISOR undertakes the defense or prosecution of any litigation pertaining to the Proprietary Marks, DEVELOPER agrees to execute any and all documents and do such acts and things as may, in the opinion of FRANCHISOR's counsel, be necessary or appropriate in the litigation. FRANCHISOR shall have the sole right and discretion to take such action as it deems appropriate. Provided DEVELOPER is in compliance with this Agreement, FRANCHISOR will defend DEVELOPER, at FRANCHISOR's expense, against any third party claim, suit or demand involving the Proprietary Marks and arising out of DEVELOPER's authorized use thereof.

                        6.6  DEVELOPER expressly acknowledges and agrees that:

                                6.6.1  FRANCHISOR has the sole and exclusive
rights and interest in and to the Proprietary Marks and the goodwill associated thereto.

                                6.6.2  DEVELOPER will not, directly or
indirectly, contest the validity or the ownership of the Proprietary Marks.

                                6.6.3  DEVELOPER acquires no right, title or
interest in the Proprietary Marks, except for the non-exclusive license to use the Proprietary Marks pursuant to the Franchise Agreement and all Addenda thereto.

                                6.6.4  Any and all goodwill arising from
DEVELOPER's use of the Proprietary Marks pursuant to the Franchise Agreement and all Addenda thereto shall inure solely and exclusively to the benefit of FRANCHISOR. Upon expiration or termination of this Agreement, no monetary amount shall be assigned, for any reason and for any purpose whatsoever, to any goodwill in connection with DEVELOPER's use of the Proprietary Marks pursuant to the Franchise Agreement.

                7. CONFIDENTIAL OPERATIONS MANUAL, CONFIDENTIAL INFORMATION AND
                   ------------------------------------------------------------
                   NON-DISCLOSURE.
                   ---------------

                        7.1  Confidential Manuals.
                             ---------------------

                                7.1.1  DEVELOPER shall at all times treat the
Operations Manual and other manuals created for or approved for use in the establishment and operation of the FRANCHISED STORES, and the information contained therein as confidential, and shall use all reasonable efforts to maintain such information as secret and confidential (herein collectively the "Confidential Manuals"). DEVELOPER shall not, at any time, without FRANCHISOR's prior written consent, copy, duplicate, record or otherwise reproduce the Confidential Manuals, in whole or in part, nor otherwise make the same available to any unauthorized person.

                                7.1.2  DEVELOPER shall conduct the operation of
the FRANCHISED STORE in accordance with FRANCHISOR's methods and procedures as prescribed from time to time in the Confidential Manuals and in all supplemental bulletins and notices, which shall be deemed a part thereof.

                                7.1.3  The Confidential Manuals may be modified
from time to time to reflect changes in the image, decor, design, format, appearance, methods, standards and specifications and operating procedures approved or required for FRANCHISED STORES, and all such modifications shall be binding upon DEVELOPER upon being mailed or otherwise delivered to it, as if originally set forth therein; provided, however, that such modifications shall not impose any obligations that are materially more onerous or costly than those imposed by the Franchise Agreement.

                                7.1.4  DEVELOPER will maintain the Confidential
Manuals strictly confidential and will not at any time copy any part of the Confidential Manuals, disclose any information contained in the Confidential Manuals to others (except to the extent such information is otherwise lawfully publicly known or available) or permit others access to the Confidential Manuals, except as may be required to DEVELOPER's employees, provided that such employees have signed FRANCHISOR's form of non-disclosure and non-competition agreement, as set forth in an exhibit to the Franchise Agreement.

                                7.1.5  The Confidential Manuals shall at all
times remain FRANCHISOR's exclusive property and shall be returned to FRANCHISOR promptly upon termination or expiration of this Agreement for any reason whatsoever. DEVELOPER understands and agrees that it is of substantial value and importance to FRANCHISOR and other franchisees, as well as to the DEVELOPER, that the WEST COAST SYSTEM developed by FRANCHISOR establish and maintain a common identity. DEVELOPER agrees and acknowledges that compliance with the WEST COAST SYSTEM and the Confidential Manuals are essential to preserve, maintain and enhance the reputation, trade demand and goodwill built up by the WEST COAST SYSTEM, and the Proprietary Marks used in connection therewith; and that failure of DEVELOPER to operate the FRANCHISED STORES in accordance with the WEST COAST SYSTEM and the Confidential Manuals will cause irreparable damage to FRANCHISOR and its other franchisees, as well as to DEVELOPER.

                        7.2  Confidential Information.
                             -------------------------

                                DEVELOPER, for itself and all of its agents and
employees, shall not, during the term of this Agreement or at any time thereafter, communicate, divulge or use for the benefit of any other person, persons, partnership, association or corporation, any confidential information, knowledge, or know-how concerning the methods of operation of the WEST COAST SYSTEM which may be communicated to DEVELOPER, or of which DEVELOPER may be apprised, pursuant to the terms of this Agreement or the Franchise Agreement. DEVELOPER shall divulge such confidential information only to such of its employees as must have access to it in order to operate the FRANCHISED STORES.

                        7.3.  Nondisclosure.
                              --------------

                                DEVELOPER shall not, at any time, either during
or after the term of this Agreement, copy or duplicate, or permit the copying or duplication, nor publish, disclose or in any manner reveal, or permit the publication, disclosure or revelation in any manner, to any person or entity, except employees of DEVELOPER any portion of the Confidential Manuals, supplements, addenda or amendments thereto, or any other information or material supplied by FRANCHISOR to DEVELOPER and designated as confidential information. DEVELOPER hereby recognizes and agrees that these materials and information are proprietary trade secrets of FRANCHISOR and will be disclosed to DEVELOPER in strict confidence solely for use in the development and operation of the FRANCHISED STORES during the term of this Agreement and on the condition that DEVELOPER will not use these trade secrets in any other business or capacity. DEVELOPER acknowledges and agrees that it will not acquire any interest in the trade secrets, other than the right to utilize them in the operation of the FRANCHISED STORES during the term hereof and that DEVELOPER will maintain the confidentiality of these trade secrets during and after the term of this Agreement.

                        7.4  Confidentiality Agreements.
                             ---------------------------

                                All persons affiliated with DEVELOPER, including
Owners, Principal Owners, directors, officers, partners, shareholders and managers, and other key employees who have access to the Confidential Manuals, shall execute the Confidentiality and Restrictive Covenant Agreement set forth as Exhibit "G" hereto and incorporated herein by reference.

                8. RECORD KEEPING, MODEM REPORTING AND REPORTING.
                   ----------------------------------------------

                        8.1 RECORD KEEPING. During the term of this Agreement, DEVELOPER shall maintain and preserve, for at least six (6) years from the date of their preparation, full, complete and accurate books, records and accounts with respect to DEVELOPER. DEVELOPER shall establish and maintain in accordance with good business practices, complete books of account and records from which Gross Revenues of the FRANCHISED STORES may be determined as of the close of business of each month during the term of this Agreement. DEVELOPER shall send FRANCHISOR monthly, along with its payment of the Royalty Fees, a written report showing the Gross Revenues of the FRANCHISED STORES during the preceding month and such other information as requested by FRANCHISOR on a report form prescribed by FRANCHISOR. Such report shall include such forms, reports, records, software information and other data as FRANCHISOR may reasonably require.

                        8.2 FRANCHISOR ACCESS BY MODEM. FRANCHISOR shall have the right, at all times, to access its proprietary software through a modem, or otherwise for purposes of ensuring DEVELOPER's compliance with this Agreement and for reporting of information required to be submitted to FRANCHISOR with respect to each of the FRANCHISED STORES.

                        8.3 ANNUAL REPORTS. DEVELOPER shall submit to FRANCHISOR annually, within ninety (90) days after the end of each fiscal year of DEVELOPER, financial statements covering the previous twelve (12) month's operation of DEVELOPER and each of the FRANCHISED STORES certified as true and correct by an executive officer of DEVELOPER, prepared on a review basis by a certified public accountant reasonably acceptable to FRANCHISOR in accordance with generally accepted accounting principles, applied on a consistent basis and in accordance with customary industry practices and in sufficient detail to provide accurate and complete information covering each of the FRANCHISED STORES, during such fiscal year. In addition, such information shall be on both a combined basis and on a per FRANCHISED STORE basis in a format determined by FRANCHISOR.

                        8.4 INSPECTION OF RECORDS. FRANCHISOR or its designated agents shall have the right at all reasonable times and on reasonable notice to examine, at its expense, the books, records, and tax returns of DEVELOPER with respect to each of the FRANCHISED STORES including all documents in the care, custody, possession or control of DEVELOPER in connection with the operations of each of the FRANCHISED STORES. FRANCHISOR shall also have the right, at any time, and at its own expense, to have an audit made of the books of DEVELOPER. If FRANCHISOR's accountants indicate that there has been an understatement of Gross Revenues in any given period with respect to any of the FRANCHISED STORES, then DEVELOPER shall immediately pay to FRANCHISOR the amount understated in addition to interest from the date such amount was due until paid at a rate equal to eighteen

(18%) percent per annum, or, if less, at the maximum rate permitted by law. If any understatement of Gross Revenues is in the amount of three (3%) percent or more, or if FRANCHISOR's audit reveals any material or willful violation of this Agreement, the Franchise Agreement, or any Addenda thereto, DEVELOPER shall, in addition, reimburse FRANCHISOR for any and all costs and expenses connected with the inspection (including, without limitation, travel expenses, compensation to FRANCHISOR's representatives and reasonable accounting fees). The foregoing remedies shall be in addition to any other remedies FRANCHISOR may have, including the right to terminate this Agreement, of the Franchise Agreement and Addenda thereto.

                9.      CONDITIONS OF TRANSFER OF INTEREST.
                        -----------------------------------

                        9.1     Transfer by Developer.
                                ----------------------

                                Developer understands and acknowledges that the
rights and duties set forth in this Agreement are unique to DEVELOPER, and are granted in reliance upon the business skill, financial capacity and personal character of DEVELOPER and each of its Principal Owners. Therefore, neither DEVELOPER nor any immediate or remote successor to any part of DEVELOPER'S interest in this Agreement, nor any individual, partnership, corporation or other legal entity which directly or indirectly controls DEVELOPER, shall sell, assign, transfer, convey, sublease, pledge, mortgage or otherwise encumber the following without the prior written consent of FRANCHISOR:

                                9.1.1  any right or interest created by this
Agreement, the Franchise Agreement or any Addenda thereto;

                                9.1.2  any of the FRANCHISED STORES, including
any portion of the assets therein;

                                9.1.3  any of the ownership interests in
DEVELOPER; or

                                9.1.4  this Agreement.

                        9.2 REQUIREMENTS OF TRANSFER. FRANCHISOR shall not unreasonably withhold its consent to a transfer of any ownership interests in DEVELOPER provided that DEVELOPER shall have been in full compliance with this Agreement, the Franchise Agreement and Addenda thereto, and that all of the following conditions are met prior to the time of the proposed transfer:

                                9.2.1  All of DEVELOPER's accrued monetary
obligations to FRANCHISOR, shall have been satisfied including all such obligations arising under the Franchise Agreement and Addenda thereto;

                                9.2.2  The transferor shall have first offered
to sell such interest to FRANCHISOR pursuant to Section 9.4 hereof.

                                9.2.3  The transferor's right to receive
compensation will be subordinated and secondary to obligations owed to FRANCHISOR or other outstanding obligations due to FRANCHISOR from the transferor, or DEVELOPER;

                                9.2.4  The transferor shall have executed a
general release, in a form satisfactory to FRANCHISOR, of any and all claims against FRANCHISOR, and its officers, directors, shareholders, affiliates, representatives, agents and employees, in their corporate and individual capacities;

                                9.2.5  The transferee shall enter into a written
assignment, in a form satisfactory to FRANCHISOR, assuming and agreeing to discharge all of DEVELOPER's obligations under this Agreement;

                                9.2.6  The transferee shall demonstrate to
FRANCHISOR's satisfaction that it meets FRANCHISOR's educational, managerial and business standards, possesses a good aptitude, moral character, business reputation and ability as may be evidenced by prior related business experience or otherwise; has adequate financial resources and capital to fulfill the obligations of DEVELOPER. DEVELOPER shall provide FRANCHISOR with such information as FRANCHISOR may require in its then-current franchise application form, in order to make such determination concerning each such proposed transferee, including by way of illustration and not limitation, a ten (10) year employment history, financial statements and tax returns for the most recent three (3) year period and three (3) references, one of which must be a bank reference. FRANCHISOR may reasonably object to a proposed transferee if the proposed transfer would harm the WEST COAST SYSTEM or place FRANCHISOR at a competitive disadvantage with respect to its proprietary information and the WEST COAST SYSTEM;

                                9.2.7  DEVELOPER shall pay FRANCHISOR a transfer
fee which shall be Twenty-Five Thousand ($25,000.00) Dollars to cover administrative and other expenses, in connection with the transfer.

                        9.3 SECURITIES OFFERINGS. All materials required for any offer or sale of securities of DEVELOPER by federal or state law shall be submitted to FRANCHISOR for review, approval, and consent prior to their being filed with any government agency; and any materials to be used in any exempt offering shall be submitted to the FRANCHISOR for review, approval and consent prior to their use. No DEVELOPER offering shall imply (by use of the Proprietary Marks or otherwise) that FRANCHISOR is participating as an underwriter, issuer, or offeror of DEVELOPER's or FRANCHISOR's securities; and the FRANCHISOR's review of any offering shall be limited solely to the subject of the relationship between DEVELOPER and FRANCHISOR. DEVELOPER and the other participants in the offering must fully indemnify FRANCHISOR in connection with the offering (subject to such limitations which are customary in offerings of this nature). For each proposed offering, DEVELOPER shall pay to FRANCHISOR a non-refundable fee of Five Thousand Dollars ($5,000.00), or such greater amount necessary to reimburse FRANCHISOR for its reasonable costs and expenses associated with reviewing the propose offering, including, without limitation, legal and accounting fees. If the documentation with respect to any such offer or sale is significantly less than what would normally be required in the case of such an offering, then the fee DEVELOPER shall pay to FRANCHISOR for its costs and expenses shall be adjusted downward in order to reflect the amount of time actually expended in connection with such review. DEVELOPER shall give FRANCHISOR written notice at least ninety (90) days prior to the date of commencement of any such offering. Any such offering shall be subject to FRANCHISOR's right of first refusal, as set forth in Section 9.4 hereof.

                        9.4 RIGHT OF FIRST REFUSAL. If any party holding any interest in DEVELOPER, in this Agreement, in the DEVELOPER's business, or in substantially of the DEVELOPER's assets (the transfer of which interest would have the effect of transferring this Agreement, a controlling interest in DEVELOPER, DEVELOPER's business, or in substantially all of DEVELOPER's assets), or if DEVELOPER desires to accept any bona fide offer from a third party to purchase such interest, the seller shall notify FRANCHISOR in writing of the terms of such offer, and shall provide such information and documentation relating to the offer as FRANCHISOR may require; and FRANCHISOR shall have the right and option, exercisable within thirty (30) days after receipt of such written notification, to send written notice to the seller that FRANCHISOR intends to purchase the seller's interest on the same terms and conditions offered by the third party. In the event that FRANCHISOR elects to purchase the seller's interest, no material change in any offer and no other offers by a third party for such interest shall be considered with respect to FRANCHISOR's right of first refusal. In the event that FRANCHISOR elects to purchase the seller's interest, closing on such purchase must occur within ninety (90) days from the date of notice to the seller of the election to purchase by FRANCHISOR. In the event that FRANCHISOR has elected not to purchase the seller's interest, any material change in the terms of any offer prior to closing by any third party shall constitute a new offer subject to the same rights of first refusal by FRANCHISOR to exercise the option afforded by this Section 9.4 shall not constitute a waiver of any other provision of this Agreement, including all of the requirements of this Section 9.4 with respect to a proposed transfer. In the event the consideration, terms, and/or conditions offered by a third party are such that FRANCHISOR may not reasonably be required to furnish the same consideration, terms, and/or conditions, then FRANCHISOR may purchase the interest in the DEVELOPER's business proposed to be sold for the reasonable equivalent in cash. If the parties cannot agree within a reasonable time on the reasonable equivalent in cash of the consideration, terms, and/or conditions offered by the third party, an independent appraiser shall be designated by mutual agreement of FRANCHISOR and DEVELOPER, and his determination shall be binding. If FRANCHISOR and DEVELOPER cannot agree upon the selection of a single appraiser, then each party shall designate one (1) such appraiser and the two
(2) designated appraisers, in turn, shall designate a third party appraiser and the determination of the three (3) appraisers shall be binding.

                        9.5     Death, Disability or Incompetency.
                                ---------------------------------

                                Upon the death, disability or mental
incompetency of any person with a controlling interest in this Agreement or in DEVELOPER, the transfer of which requires the consent of the FRANCHISOR as provided in Section 9.2 hereof, the executor, administrator, personal representative, guardian, or conservator of such person shall transfer such interest within six (6) months after such death, disability or mental incompetency to a third party approved by FRANCHISOR. Such transfers, including, without limitation, transfers by devise or inheritance, shall be subject to the same conditions as any inter vivos transfer. However, in the case of transfer by devise or inheritance, if the heirs or beneficiaries of any such person are unable to meet the conditions of this Section 9, the personal representative of the deceased person shall have a reasonable time to dispose of the deceased's interest, which disposition shall be subject to all the terms and conditions for transfers contained in this Agreement. If the interest is not disposed of within a reasonable time not to exceed nine (9) months, FRANCHISOR may terminate this Agreement.

                        9.6 WRITTEN CONSENT OF FRANCHISOR. Any purported assignment, transfer, conveyance or encumbrance of any right or interest created herein, any ownership interests in DEVELOPER, or this Agreement, without the prior written consent of FRANCHISOR, shall be null and void, and shall result in termination of this Agreement, as set forth below in Section 10.2.9 hereof.

                        9.7 NON-WAIVER BY FRANCHISOR. FRANCHISOR's consent to a transfer of any interest granted herein shall not constitute a waiver of any claims FRANCHISOR may have against the transferring party, nor shall it be deemed a waiver of FRANCHISOR's rights to demand exact compliance with any of the terms of this Agreement by the transferee.

                        9.8 INTRA-CORPORATE NON-CONTROLLING TRANSFER. The principals of DEVELOPER including the Principal Owners of DEVELOPER may agree among themselves as to the purchase of a principal's interest in DEVELOPER. A transfer of a minority interest in DEVELOPER (whether voting stock, securities convertible thereto, partnership or proprietary interests) pursuant to such an agreement will not be subject to the terms and conditions applicable to an inter-vivos transfer set forth in this Section 9; provided, however, that the interest of the transferring principal of DEVELOPER is not to be transferred to a party not owning an interest in DEVELOPER immediately prior to the transfer.

                        9.9     Transfer by FRANCHISOR.
                                ----------------------

                                FRANCHISOR shall have the right to transfer or
assign this Agreement, including all or any part of its rights and obligations herein to any person or legal entity.

                10.     DEFAULT AND TERMINATION.
                        -----------------------

                        10.1 NO CURE PERIOD. Except as otherwise provided by applicable law, DEVELOPER shall be deemed to be in default under this Agreement, and this Agreement and all rights granted herein shall automatically terminate without opportunity to cure and without notice by FRANCHISOR to DEVELOPER, in the event that DEVELOPER files any petition in bankruptcy, voluntary or involuntary.

                        10.2 OPTIONAL CURE PERIOD. Except as otherwise provided by applicable law, DEVELOPER shall be deemed in default under this Agreement and FRANCHISOR may, at its option, terminate this Agreement and all rights granted herein without affording DEVELOPER any opportunity to cure the default, with such termination to be effective immediately upon the sending of the notice of termination to DEVELOPER as set forth in the notice provisions of
Section 14 hereof, or, FRANCHISOR may, at its option, suspend all FRANCHISOR support of DEVELOPER pursuant to this Agreement, or otherwise, upon the occurrence of any of the following events:

                                10.2.1  DEVELOPER becomes insolvent;

                                10.2.2  DEVELOPER makes an assignment for the
benefit of its creditors;

                                10.2.3  DEVELOPER admits in writing its
inability to pay its debts generally as they become due;

                                10.2.4  DEVELOPER suffers temporary or
permanently appointed receivership;

                                10.2.5  DEVELOPER has against it a final
judgment which remains unsatisfied for thirty days or longer;

                                10.2.6  A suit is brought against DEVELOPER to
foreclose any lien or mortgage against any of the FRANCHISED STORES or against any products in connection with the FRANCHISED STORES, and such suit is not dismissed within thirty days;

                                10.2.7  DEVELOPER ceases to operate any of the
FRANCHISED STORES or otherwise abandons said business for five (5) or more consecutive days;

                                10.2.8  DEVELOPER is convicted of a felony or
any other crime or offense that is reasonably likely, in the sole opinion of FRANCHISOR, to adversely effect FRANCHISOR, the Proprietary Marks, or the goodwill associated with the Proprietary Marks;

                                10.2.9  DEVELOPER attempts to, or purports to,
transfer any rights or obligations under this Agreement, or otherwise, to any third party, contrary to the terms and provisions of Section 10 hereof;

                                10.2.10  DEVELOPER fails to comply with the
covenants set forth in Section 12 hereof;

                                10.2.11  DEVELOPER fails to comply with the
Development Schedule set forth at Exhibit C hereof.

                        10.3 CURE PERIOD AND TERMINATION. Except as set forth in Sections 10.1 and 10.2 hereof, and except as otherwise provided by applicable law, DEVELOPER shall have thirty (30) days after its receipt in any manner set forth in Section 14 hereof from FRANCHISOR of a written notice of default within which to remedy a default of any of the terms of this Agreement, as set forth in such written notice of default, and provide written evidence thereof to the satisfaction of FRANCHISOR.

                        If any such default is not cured within said thirty (30) day period (or such longer period as applicable law may otherwise require), FRANCHISOR may, at its option, terminate this Agreement and all rights granted herein without affording DEVELOPER any further opportunity to cure the default, with such termination to be effective immediately upon the sending of the notice of termination to DEVELOPER in any manner set forth in Section 14 hereof, or, FRANCHISOR may, at its option, suspend all FRANCHISOR support of DEVELOPER pursuant to this Agreement, or otherwise.

                        10.4 CROSS-DEFAULT. Any default by DEVELOPER under the terms and conditions of this Agreement or any other agreement between FRANCHISOR and DEVELOPER, including the

Franchise Agreement, and any Addenda thereto, shall be deemed to be a default of each and every agreement between FRANCHISOR and DEVELOPER. Furthermore, in the event of termination, for any cause, of this Agreement or any other such agreement between the parties hereto, FRANCHISOR may, at its option, terminate any or all other agreements.

                11.     OBLIGATIONS UPON TERMINATION.
                        ----------------------------

                        11.1 DEVELOPER OBLIGATIONS. Upon the termination of this Agreement by either DEVELOPER or FRANCHISOR, by operation of law, or upon expiration of this Agreement because of lapse of time, this Agreement and all rights granted herein to DEVELOPER shall automatically terminate; provided, however, that the obligations of DEVELOPER as set forth in this Section 11 and in Sections 12 and 13 hereof shall survive the termination of this Agreement.

                        11.2 DEVELOPER shall promptly pay all sums owing to FRANCHISOR. FRANCHISOR shall have the right to set off any or all amounts due to DEVELOPER under this Agreement. DEVELOPER shall also pay all damages, costs and expenses, incurred by FRANCHISOR as a result of a default by DEVELOPER which resulted in termination of this Agreement, including all fees and costs and reasonable attorney's fees in obtaining injunctive or other relief for the enforcement of DEVELOPER's obligations in this Section 11 and in Section 12 hereof. DEVELOPER does hereby irrevocably authorize and empower FRANCHISOR or any officer of FRANCHISOR to execute, as DEVELOPER's attorney-in-fact, coupled with an interest, all documents or orders as may be necessary for completion of the post-termination obligations set forth in this Section 11.

                        11.3 DEVELOPER must continue to comply with the continuing obligations set forth in this Agreement, including the post-termination obligations set forth in Sections 11 and 12 hereof.

                        11.4 The covenants contained in this Section 11 shall be construed as independent of any other provision of this Agreement and the existence of any claim or cause of action of DEVELOPER against FRANCHISOR, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by FRANCHISOR of the covenants set forth in this
Section 11 or in Section 12 hereof.

                12.     NON-COMPETITION.
                        ---------------

                        12.1  Covenants not to Compete.
                              -------------------------

                                12.1.1  In consideration of FRANCHISOR's
execution of this Agreement and the confidential disclosure by

FRANCHISOR of unique valuable information to DEVELOPER, DEVELOPER and each of its Principal Owners shall not (other than as provided in this Agreement), during the term of this Agreement and for two years after its termination, expiration, transfer, assignment, sale or nonrenewal:

                                                12.1.2.1  Divert or attempt to
divert any business or customer from any of the FRANCHISED STORES to any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the WEST COAST SYSTEM or the goodwill associated with the Proprietary Marks; or

                                                12.1.2.2  Have any interest,
directly or indirectly, in any business competitive with the business of the FRANCHISED STORES; or

                                                12.1.2.3  Own, maintain, engage
in, or have any interest in, either directly or indirectly (including through a member of the immediate family of any of the Principal Owners of DEVELOPER), as a proprietor, partner, investor, lender, guarantor, shareholder, director, officer, employee, principal, agent, advisor, independent contractor, or consultant to, any business which specializes in whole or in part in the development, establishment or operation of any retail facilities which sell or rent video movies and related products, in the Development Area or within five
(5) miles of any retail video store operating under the WEST COAST SYSTEM (whether company-owned, franchised or otherwise established); or

                                                12.1.2.4  Employ or seek to
employ any person who is at that time currently employed by FRANCHISOR (or its affiliates), or directly or indirectly induce such person to leave his or her employment without the prior written consent of FRANCHISOR.

                        12.2 EFFECT OF UNENFORCEABILITY OF COVENANTS. The parties hereto agree that the foregoing covenants shall be construed as independent of any other covenants or provisions of this Agreement and the existence of any claim or cause of action of DEVELOPER against FRANCHISOR, shall not constitute a defense to the enforcement by FRANCHISOR of such covenants. In the event that all or any portion of any provisions set forth in this Section 12 are held unreasonable or unenforceable by a court or agency having valid jurisdiction in an unappealed final decision to which FRANCHISOR is a party, DEVELOPER expressly agrees to be bound by any lessor covenants subsumed within the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant were separately stated in and made a part of this Section 12, or as otherwise amended by the court or agency.

                        12.3 INJUNCTIVE RELIEF. DEVELOPER acknowledges that FRANCHISOR would be irreparably injured and without an adequate remedy at law in the event DEVELOPER violates any provision of this Section 12 and that in such event FRANCHISOR will therefore be entitled to a temporary restraining order, preliminary injunction and/or permanent injunction without need to show monetary damages or to post a bond or other security, as well as actual costs and attorneys' fees incurred in enforcing the restrictive covenants set forth in
Section 12 hereof.

                13.     INDEPENDENT CONTRACTOR AND INDEMNIFICATION.
                        ------------------------------------------

                        13.1 INDEPENDENT CONTRACTOR. It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between or among them, that DEVELOPER shall be an independent contractor, and that nothing in this Agreement is intended to constitute or construe DEVELOPER as an agent, legal representative, subsidiary, joint venturer, partner, affiliate, employee or servant of FRANCHISOR for any purpose whatsoever. It is understood and agreed that nothing in this Agreement authorizes DEVELOPER to make any contract, agreement, warranty or representation on FRANCHISOR's behalf, or to incur any debt or other obligation in FRANCHISOR's name, and that FRANCHISOR shall in no event assume liability for, or be deemed liable hereunder, as a result of, any such action, or by reason of any act or omission of DEVELOPER, its employees or agents, in its conduct pursuant to this Agreement or of the FRANCHISED STORES.

                        13.2 DEVELOPER INDEMNIFICATION. DEVELOPER agrees to indemnify FRANCHISOR, including its officers, directors, employees and stockholders and save and hold FRANCHISOR harmless from, against, for and in respect of any and all damages, losses, obligations, liabilities, claims, deficiencies, costs and expenses, including, without limitation, reasonable attorney's fees and other costs and expenses incident to any suit, action, investigation, claim or proceeding (herein referred to as "FRANCHISOR's Losses") suffered, sustained, incurred or required to be paid by FRANCHISOR, by reason of any representation, act, commission or omission of DEVELOPER, its agents, servants, employees, with respect to, or in connection with, DEVELOPER's obligations and the establishment and operation of each of the FRANCHISED STORES, including any injury to, or loss of property of, any customer or employee of any of the FRANCHISED STORES, or any failure by DEVELOPER to observe or perform its covenants and obligations as set forth in this Agreement; provided, however, that this indemnification obligation shall not arise to the extent FRANCHISOR's losses result from FRANCHISOR's (including its agents' or employees') negligent or wrongful act or failure to act. All of FRANCHISOR's Losses shall be satisfied by cash payments from DEVELOPER to FRANCHISOR. DEVELOPER shall, in writing, notify FRANCHISOR immediately as to any suit, action, investigation, claim or proceeding for which indemnification might be claimed by FRANCHISOR. Upon receipt of any notice of suit, action, investigation, claim or proceeding for which indemnification might be claimed by FRANCHISOR, FRANCHISOR shall be entitled promptly to defend, prosecute, settle, contest or otherwise protect itself, by counsel of its own choosing, at DEVELOPER's sole cost and expense. DEVELOPER shall have the right to select its own counsel, provided, that attorneys' fees and costs for such counsel are paid by DEVELOPER. FRANCHISOR shall be entitled to control the defense or prosecution thereof, unless FRANCHISOR has consented in writing to allow DEVELOPER to control the litigation.

                14.     NOTICES.
                        -------

                        Any and all notices required or permitted under this Agreement shall be in writing and shall be (a) personally delivered (and deemed received when delivered and acknowledgment of receipt is given), or (b) mailed by certified or registered mail, return receipt requested (and deemed received three (3) days after delivery to the U.S. Postal Service, whether or not accepted by addressee), or (c) by telecopy (and deemed received when sent and confirmation of receipt is made), or (d) by Federal Express or other recognized overnight courier service guaranteeing delivery within twenty four (24) hours (and deemed received on the scheduled date of delivery), and addressed to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party:

                        Notices to FRANCHISOR:

                        West Coast Franchising Company
                        9990 Global Road
                        Philadelphia, Pennsylvania  19115
                        Attention:  Office of the President

                        Notices to DEVELOPER:
                        Reel Entertainment, Inc.
                        510 O'Keefe Avenue
                        New Orleans, LA 70113
                        Attention:  Office of the President

                15.     ENTIRE AGREEMENT.
                        ----------------

                        This Agreement, the documents referred to herein, and the Exhibits hereto, constitute the entire, full and complete Agreement between FRANCHISOR and DEVELOPER concerning the subject matter hereof, and supersede all prior agreements. There are no representations, inducements, promises, agreements, arrangements or undertakings, oral or written, between the parties other than those set forth in this Agreement. No amendment, change or variance from this Agreement shall be binding on either party unless mutually agreed to in writing by the parties and executed by their authorized officers or agents in writing.

                16.     SEVERABILITY AND CONSTRUCTION; WAIVER; MISCELLANEOUS.
                        ----------------------------------------------------

                        16.1 SEVERABILITY. Except as expressly provided to the contrary herein, each section, part, term and/or provision of this Agreement shall be considered severable; and if, for any reason, any section, part, term and/or provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such shall not impair the operation of, or have any other effect upon, such other portions, sections, parts, terms and/or provisions of this Agreement as may remain otherwise intelligible, and the latter shall continue to be given full force and effect and bind the parties hereto; and said invalid sections, parts, terms and/or provisions shall be deemed not to be a part of this Agreement.

                        16.2 NO THIRD PARTY BENEFITS. Except as otherwise set forth in this Agreement, nothing in this Agreement is intended, nor shall be deemed, to confer upon any person or legal entity other than the parties hereto, and such of their respective successors and assigns as permitted herein, any rights or remedies under or by reason of this Agreement.

                        16.3 CAPTIONS. All captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provisions hereof.

                        16.4 GENDER REFERENCES. All references herein to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, where applicable.

                        16.5 EXECUTION OF AGREEMENT. This Agreement may be executed in duplicate, and each copy so executed shall be deemed an original.

                        16.6 ABSENCE OF WARRANTIES. Except as otherwise provided herein, FRANCHISOR does not make any warranties or guarantees upon which DEVELOPER may rely, and assumes no liability or obligation to DEVELOPER, by providing any waiver, approval, consent or suggestion to DEVELOPER in connection with this Agreement, or by reason of any neglect, delay or denial or any request therefor.

                        16.7 ANTI-WAIVER. No delay, waiver, omission or forbearance on the part of FRANCHISOR, to exercise any right, option, duty or power arising out of any breach or default by DEVELOPER or by any other WEST COAST developer, of any of the terms, provisions or covenants hereof, shall constitute a waiver by such party to enforce any such right, option or power as against DEVELOPER or as to subsequent breach or default by DEVELOPER. Subsequent acceptance by FRANCHISOR of any payments due to it hereunder shall not be deemed to be a waiver of any preceding breach by DEVELOPER of any terms, covenants or conditions of this Agreement.

                        16.8 FORCE MAJURE. Except for the obligations of DEVELOPER to pay any fees or other payments hereunder, neither party will be liable to the other party for failure to perform under this Agreement, in whole or in part, when such failure is due to governmental restrictions, failure of utilities, strikes, labor troubles, riots, storms, fires, explosions, floods, wars, embargoes, blockades, legal restrictions, insurrections, acts of God or any other cause similar thereto which is beyond the reasonable control of the parties. In the event of such delay, the time for performance will be extended by a period of time equal to such delay if such extension is reasonably needed.

                17.     APPLICABLE LAW; JURISDICTION AND VENUE; LIMITATION OF
                        -----------------------------------------------------
                        CLAIMS; INJUNCTIVE RELIEF; WAIVERS.
                        ----------------------------------

                        17.1 EFFECT. This Agreement takes effect upon acceptance and signing by FRANCHISOR in Philadelphia, Pennsylvania.

                        17.2 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, INTERPRETED AND CONSTRUED UNDER THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA. THE PARTIES HERETO AGREE THAT ANY ACTION BROUGHT BY ANY ONE OF THEM, WHETHER FEDERAL OR STATE, OR ANY ARBITRATION PROCEEDING, SHALL BE BROUGHT WITHIN THE COMMONWEALTH OF PENNSYLVANIA. DEVELOPER WAIVES ANY OBJECTIONS TO PERSONAL JURISDICTION, FORUM NON CONVENIENS, AND VENUE WITH RESPECT TO ANY ACTION OR ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS AGREEMENT.

                        17.3 LIMITATIONS OF CLAIMS. EXCEPT WITH REGARD TO DEVELOPER'S OBLIGATIONS TO MAKE PAYMENTS TO FRANCHISOR PURSUANT TO THIS AGREEMENT, ANY AND ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATIONSHIP OF DEVELOPER AND FRANCHISOR IN CONNECTION WITH DEVELOPER'S OPERATION OF ANY OF THE FRANCHISED STORES SHALL BE BARRED UNLESS AN ACTION OR PROCEEDING IS COMMENCED WITHIN ONE (1) YEAR FROM THE DATE ON WHICH DEVELOPER OR FRANCHISOR KNEW OR SHOULD HAVE KNOWN, IN THE EXERCISE OF REASONABLE DILIGENCE, OF THE FACTS GIVING RISE TO SUCH CLAIMS.

                        17.4 WAIVER OF PUNITIVE DAMAGES AND JURY TRIAL. FRANCHISOR AND DEVELOPER HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO OR CLAIM FOR ANY PUNITIVE OR EXEMPLARY DAMAGES AGAINST THE OTHER AND AGREE THAT IN THE EVENT OF A DISPUTE BETWEEN THEM, EXCEPT AS OTHERWISE PROVIDED HEREIN, EACH

SHALL BE LIMITED TO THE RECOVERY OF ACTUAL DAMAGES SUSTAINED BY IT. FRANCHISOR AND DEVELOPER HEREBY IRREVOCABLY WAIVE TRIAL BY JURY ON ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER AT LAW OR EQUITY, BROUGHT BY EITHER OF THEM.

                        17.5 INJUNCTIVE RELIEF. Nothing in this Agreement shall bar FRANCHISOR's right to seek specific performance of the provisions of this Agreement and injunctive relief against threatened conduct that will cause it loss or damages under customary equity rules, including applicable rules for obtaining restraining orders and preliminary injunctions. DEVELOPER agrees that FRANCHISOR may obtain such injunctive relief in addition to such further or other relief as may be available at equity or law for (i) any dispute involving the Proprietary Marks; (ii) termination of this Agreement; (iii) any dispute involving enforcement of the confidentiality provisions set forth in this Agreement; and (iv) any dispute involving enforcement of the covenants not to compete set forth in Section 12 of this Agreement. DEVELOPER agrees that FRANCHISOR will not be required to post a bond to obtain any injunctive relief and that DEVELOPER's only remedy if an injunction is entered against DEVELOPER will be the dissolution of that injunction, if warranted, upon due hearing (all claims for damages by reason of the wrongful issuance of such injunction being expressly waived hereby).

                18.     ACKNOWLEDGEMENTS.
                        ----------------

                        18.1 DEVELOPER ACKNOWLEDGES THAT IT HAS CONDUCTED AN INDEPENDENT INVESTIGATION OF FRANCHISOR, AND THE STATUS AND REPUTATION OF WEST COAST VIDEO FRANCHISES, GENERALLY, AND RECOGNIZES THAT THE BUSINESS VENTURE CONTEMPLATED BY THIS AGREEMENT INVOLVES BUSINESS RISKS AND THAT ITS SUCCESS IS PRIMARILY DEPENDENT UPON THE ABILITY OF DEVELOPER AS AN INDEPENDENT BUSINESSPERSON AND NOT UPON FRANCHISOR. FRANCHISOR EXPRESSLY DISCLAIMS THE MAKING OF, AND DEVELOPER ACKNOWLEDGES THAT IT HAS NOT RECEIVED, ANY WARRANTY OR GUARANTEE, EXPRESS OR IMPLIED, AS TO THE POTENTIAL VOLUME, PROFITS OR SUCCESS OF THE BUSINESS VENTURE CONTEMPLATED BY THIS AGREEMENT. FURTHER, DEVELOPER ACKNOWLEDGES, WARRANTS AND REPRESENTS TO FRANCHISOR THAT NO REPRESENTATION HAS BEEN MADE BY FRANCHISOR, OR ANY EMPLOYEE, AGENT OR SALES PERSON OF FRANCHISOR, AND RELIED UPON BY DEVELOPER AS TO THE FUTURE OR PAST INCOME, EXPENSES, SALES VOLUME OR POTENTIAL PROFITABILITY, EARNINGS OR INCOME OF THE FRANCHISED STORES .

                        18.2 DEVELOPER ACKNOWLEDGES THAT IT RECEIVED A COPY OF THIS AGREEMENT AND ALL EXHIBITS THERETO AT LEAST FIVE (5) BUSINESS DAYS PRIOR TO THE DATE ON WHICH THIS AGREEMENT WAS EXECUTED, OR AS OTHERWISE PROVIDED BY APPLICABLE STATE LAW. DEVELOPER FURTHER ACKNOWLEDGES THAT IT HAS RECEIVED THE DISCLOSURE DOCUMENT REQUIRED BY THE TRADE REGULATION RULE OF THE FEDERAL

TRADE COMMISSION ENTITLED "DISCLOSURE REQUIREMENTS AND PROHIBITIONS CONCERNING FRANCHISING AND BUSINESS OPPORTUNITY VENTURES," OR AS OTHER APPLICABLE LAW MAY REQUIRE, AT LEAST TEN (10) BUSINESS DAYS PRIOR TO THE DATE ON WHICH THIS AGREEMENT WAS EXECUTED.

                        18.3 DEVELOPER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTOOD THIS AGREEMENT, THE ATTACHMENTS HERETO, IF ANY, AND AGREEMENTS RELATING THERETO, IF ANY, AND THAT FRANCHISOR HAS ACCORDED DEVELOPER AMPLE TIME AND OPPORTUNITY TO CONSULT WITH ADVISORS OF ITS OWN CHOOSING ABOUT THE POTENTIAL BENEFITS AND RISKS OF ENTERING INTO THIS AGREEMENT.

                19. MEDIATION. Except as set forth in Section 17.5 of this Agreement, the parties agree that if any dispute between them, or any claim by one or more of them, concerning this Agreement, any related agreement, including the Franchise Agreement and any Addendum thereto, or any of the FRANCHISED STORES, cannot be settled through negotiation, after diligent effort, they will first attempt in good faith to settle the dispute or claim by submitting the matter to private and confidential mediation pursuant to the CPR Procedure for Resolution of Franchise Disputes, a copy of which is attached hereto as Exhibit H and incorporated herein by reference.

                20.     ARBITRATION.
                        -----------

                        20.1 Except as set forth in Sections 17.5 and 19 of this Agreement, any controversy, claim, cause of action or dispute arising out of, or relating to any of the FRANCHISED STORES or this Agreement including, but not limited to (i) any claim by DEVELOPER, or any person in privity with or claiming through, on behalf of or in the right of DEVELOPER, concerning the entry into, performance under, or termination of, this Agreement or any other agreement entered into by FRANCHISOR, or its subsidiaries or affiliates, and DEVELOPER, (ii) any claim against a past or present employee, officer, director or agent of FRANCHISOR, (iii) any claim of breach of this Agreement, and (iv) any claims arising under state or federal laws, shall be submitted to final and binding arbitration as the sole and exclusive remedy for any such controversy or dispute. Unless prohibited by applicable law, any claim shall be made by filing a written demand for arbitration within one (1) year following the conduct, act or other event or occurrence first giving rise to the claim; otherwise, the right to any remedy shall be deemed forever waived and lost. Persons in privity with or claiming through, on behalf of or in the right of DEVELOPER include, but are not limited to, spouses and other family members, heirs, executors, representatives, successors and assigns.

                        20.2 The right and duty of the parties to this Agreement to resolve any disputes by arbitration shall be governed exclusively by the Federal Arbitration Act, as amended, and arbitration shall be conducted pursuant to the then-prevailing Commercial Arbitration Rules of the American Arbitration Association (herein "AAA"). The arbitration shall be held at the office of the AAA closest to FRANCHISOR's principal place of business. Any dispute as to the arbitration of any controversy, claim, cause of action or dispute shall also be determined by arbitration.

                        20.3 Three arbitrator(s) shall be selected from a panel of neutral arbitrators provided by the AAA and shall be chosen by the striking method. The parties each shall bear all of their own costs (including attorney's fees) of arbitration; however, the fees of the arbitrators shall be divided equally between the parties. The arbitrators shall have no authority to amend or modify the terms of this Agreement.

                        20.4 Each party further agrees that, unless such a limitation is prohibited by applicable law, the other party shall not be liable for punitive or exemplary damages and the arbitrators shall have no authority to award the same. The award or decision by a majority of the arbitrators shall be final and binding on the parties without right of appeal and may be enforced by judgment or order of a court having subject matter jurisdiction in the state where the arbitration took place. The arbitration panel shall have absolutely no authority to award punitive or exemplary damages to any party.

                        20.5 No arbitration under this Agreement shall include, by consolidation, joinder or in any other manner, any person other than the DEVELOPER and FRANCHISOR and any person in privity with or claiming through, in the right of or on behalf of DEVELOPER or FRANCHISOR, unless both parties consent in writing. To the extent permitted by applicable law, no issue of fact or law shall be given preclusive or collateral estoppel effect in any arbitration hereunder, except to the extent such issue may have been determined in another proceeding between FRANCHISOR and DEVELOPER or any person in privity with or claiming through, in the right of or on behalf of DEVELOPER or FRANCHISOR.

                        20.6 Except as and to the extent expressly provided to the contrary by law, FRANCHISOR and DEVELOPER shall maintain all aspects of the arbitration proceeding in confidence, and shall not disclose any information about the proceeding to any third party other than legal counsel who shall be required to maintain the confidentiality hereof.

                IN WITNESS WHEREOF, the parties hereto have duly executed, sealed and delivered this Agreement in duplicate on the day and year first above written.

                                       WEST COAST FRANCHISING COMPANY

                                       By: /s/ Kenneth R. Graffeo
                                          -----------------------------------

                                       Title: Executive Vice President-
                                               Marketing
                                             --------------------------------

                                       REEL ENTERTAINMENT, INC.

                                       By: /s/ T. George Solomon, Jr.
                                          -----------------------------------

                                       Title: President
                                             --------------------------------